Exhibit 5.2
e-mail:
dwaithe@applebyglobal.com
direct dial:
Tel 441 298 3578
Fax 441 298 3429
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appleby ref: JC/DW 61158.50
Cooper US Inc, and the Guarantors named
in the Third Schedule to this Opinion
c/o Cooper Industries, Ltd.
600 Travis
Houston, Texas 77002
25 March 2008
Dear Sirs
Cooper Industries, Ltd. (the “Company”)
We have acted as legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (Registration No. 333-143688) (the “Registration Statement”) filed by the Company as registrant, Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC, Cooper US, Inc. and Cooper Wiring Devices, Inc. as co-registrants (together the “Co-Registrants”) relating to the shelf registration under The Securities Act of 1933, as amended, of debt securities (the “Debt Securities”) of Cooper US, Inc. (the “Issuer”) guaranteed by the Company and the Co-Registrants other than the Issuer. The Company has requested that we provide this opinion in connection with the filing by the Company with the Securities and Exchange Commission, Washington D.C. 20549 (the “Commission”) of a prospectus supplement dated March 24, 2008 (the “Prospectus Supplement”) to a prospectus dated June 13, 2007 (the “Prospectus”), which is part of the Registration Statement, pursuant to which the Issuer proposes to issue and sell to the underwriters in the Second Schedule to this opinion (the “Underwriters”) the Issuer’s 5.450% Senior Notes due 2015 (the “Notes”).
The Notes will be issued pursuant to an Indenture dated June 18, 2007 among the Company, the Issuer and Deutsche Bank Trust Company Americas (the “Bank”) as Trustee (the “Original Indenture”) as supplemented by a Second Supplemental Indenture to be made among the Company, the Issuer, the Subsidiary Guarantors and the Bank as

Trustee (the “Second Supplemental Indenture” and together with the Original Indenture, the “Subject Agreements”). The Notes will be fully and unconditionally guaranteed by the Company (the guarantee of the Notes being referred to as the “Guarantees”).
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Subject Agreements.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Agreements will constitute the legal, valid and binding obligation of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Subject Agreements have been validly authorised by each of the parties thereto, other than the Company, and that, when executed and delivered, the performance thereof will be within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivers the Subject Agreements will have actually received and accepted delivery of such Subject Agreements;

(h)	that the Registration Statement has been validly authorised and executed by each of the Co-Registrants.

(i)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are governed;

(j)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York and that the Subject Agreements do not create a charge or lien over the assets of the Company under the laws of the State of New York;

(k)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(l)	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003) in Bermuda;

(m)	that the Company is not carrying on deposit-taking business in or from within Bermuda under the provisions of the Banks and Deposit Companies Act 1999 as amended from time to time;

(n)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the time and date of the Company Search been materially altered;

(o)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the time and date of the Litigation Search been materially altered;

(p)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by (i) the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and (ii) the Committee, as appointed by the Board of Directors of the Company, in a meeting which was duly convened and at which a duly constituted quorum of the Committee was present and that there is no matter affecting the authority of the Directors or the Committee to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(q)	that the Underwriters and the Bank have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed the Board Resolutions, or any member of the Committee, when the Committee passed the Committee Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(r)	that each Director of the Company, when the Board of Directors of the Company passed the Board Resolutions, and each member of the Committee, when the Committee passed the Committee Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(s)	that the Company will enter into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it does so, there will be reasonable grounds for believing that the transactions contemplated by the Subject Agreements will benefit the Company;

(t)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

(u)	that, when executed and delivered, the Second Supplemental Indenture will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion; and

(v)	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Original Indenture that have arisen since the execution of the Original Indenture which would affect the opinions expressed herein.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Company has the corporate power and capacity to issue the Guarantees as contemplated by the Second Supplemental Indenture.

(3)	The Guarantees, as contemplated by the Second Supplemental Indenture, will, upon the due execution by the Company of the Second Supplemental Indenture to which the Company is a party, constitute legal valid and binding obligations, enforceable against the Company in accordance with its terms.

(4)	The Second Supplemental Indenture to which the Company is a party will, upon due execution by the Company constitute legal valid and binding obligations, enforceable against the Company in accordance with its terms.

(5)	The Guarantees will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(6)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.
Reservations
We have the following reservations:
(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(j)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975

provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(k)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(l)	A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(m)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.
(n)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the time and date of such search.

(o)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the time and date of such search.

(p)	In opinion paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.
Disclosure
This opinion is addressed to you in connection with the filing by the Company of the Prospectus Supplement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the Registration Statement. Except as otherwise provided in this paragraph, this opinion is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.
This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change. We hereby consent to the use of our name in the Prospectus Supplement in the context in which it appears.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
/S/ APPLEBY
Appleby

FIRST SCHEDULE
DOCUMENTS
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 25 March 2008 at 12:45pm; Bermuda time (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 25 March 2008 at 12:45pm Bermuda time (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws adopted April 24 2007 for the Company (collectively referred to as the “Constitutional Documents”).

4.	A copy of:
(i)	Resolutions approved and adopted by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on December 10, 2007 (the “Board Resolutions”); and

(ii)	Resolutions approved and adopted by the pricing committee, as appointed pursuant to the Board Resolutions (the “Committee”) at a Meeting of the Committee held on 24 March 2008 (the “Committee Resolutions”)
(the Board Resolutions and the Committee Resolutions are collectively referred to as the “Resolutions”).
5.	A certified copy of the “Foreign Exchange Letter”, dated 22 May 2001 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance”, dated 5 June 2001, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance, dated 13 March 2008 issued by the Registrar of Companies in respect of the Company.

8.	A certified copy of the Register of Directors and Officers in respect of the Company.

9.	A PDF copy sent by email on 12 March 2008 of the Registration Statement.

10.	A PDF copy sent by email on 12 March 2008 of the Original Indenture.

11.	A PDF copy of the Prospectus Supplement dated 24 March 2008.

12.	A draft copy sent by e-mail on 24 March 2008 at 9:27 PM of the Second Supplemental Indenture.

SECOND SCHEDULE
UNDERWRITERS
Deutsche Bank Securities Inc.
JP Morgan Securities Inc.
UBS Securities LLC
ANZ Securities, Inc.
Banc of America Securities LLC
BNY Capital Markets, Inc.
Citigroup Global Markets Inc.
Greenwich Capital Markets Inc.
PNC Capital Markets LLC
Wachovia Capital Markets, LLC
The Williams Capital Group, L.P.

THIRD SCHEDULE
GUARANTORS
Cooper Industries, Ltd.
Cooper B-Line, Inc
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Lighting, LLC
Cooper Power Systems, LLC
Cooper Wiring Devices, Inc.